Exhibit 10.1

Academy Sports and Outdoors, Inc.
Non-Employee Director Compensation Policy
EFFECTIVE DATE: June 5, 2025
I.Purpose

Each member of the board of directors (the “Board”) of Academy Sports and Outdoors, Inc., a Delaware corporation (the “Company”), who is not an employee of the Company (or any parent or subsidiary of the Company) (each, a “Director”) shall be eligible to receive cash and equity compensation for their service on the Board and any committee thereof in accordance with this Non-Employee Director Compensation Policy (this “Policy”). For the avoidance of doubt, this Policy shall not apply to members of the Board who are employees of the Company (or any parent or subsidiary of the Company). This Policy shall be reviewed annually by the Compensation Committee of the Board and remain in effect until it is amended or rescinded by further action of the Board.

II.Cash Compensation

Position	Fiscal Year Amount
Director Annual Retainer	$100,000
Board Chair Annual Retainer	$75,000
Lead (independent) Director Annual Retainer	$45,000
Audit Committee Chair Annual Retainer	$35,000
Compensation Committee Chair Annual Retainer	$30,000
Nominating and Governance Committee Chair Annual Retainer	$25,000

A.All cash compensation is earned on a fiscal year basis and 25% of the Fiscal Year Amount is paid in arrears at the end of each fiscal quarter for completing a full fiscal quarter of service.

B.Directors who commence, or terminate, service during the fiscal quarter will receive pro-rated retainers based on the number of calendar days of service in the fiscal quarter divided by the total number of calendar days in the fiscal quarter.

C.If the adoption of this Policy increases the value of any Director’s current cash compensation or if the Fiscal Year Amount is subsequently increased by the Board at any time before or after an Annual Stockholders Meeting, then the increase in cash compensation will be paid going forward from its adoption date. To the extent that any increase in Directors cash compensation is adopted mid-quarter, the increased amount will be pro-rated based on the number of calendar days in the fiscal quarter on and after its adoption date divided by the total number of calendar days in the fiscal quarter; the calendar days in the fiscal quarter prior to such adoption date will be compensated based on the prior level of Director cash compensation.

III.Equity Compensation

A.New Director Equity Award

Unless otherwise provided by the Board, a restricted stock unit award (“RSU”) will be granted automatically under the 2020 Omnibus Incentive Plan, as amended or its successor (the “Plan”) to each new Director on either (i) the date that the new Director is appointed to the Board (the “New Director Appointment Date”), if such New Director Appointment Date occurs during a Window Period (as such term is defined in the Company’s Insider Trading Policy), or (ii) if such New Director Appointment Date does not occur during a Window Period, then on the first date of the Company’s next Window Period (whichever date applies, the “New Director Grant Date”), with the following terms and conditions:

1.The award will be based upon an annualized grant value of $170,000 (the “Maximum Value”). In the case of a Director newly appointed to the Board Chair position, an additional amount based upon an annualized grant value of $125,000 will be granted, with the Maximum Value thereby being based upon an annualized grant value total of $295,000 annually (the “Board Chair Maximum Value”).

2.The actual target grant value (“Award Value”) will be calculated by pro-rating the Maximum Value and the Board Chair Maximum Value (as applicable) based on the number of calendar days remaining from the date the new Director is appointed to the Board until (a) the next Annual Stockholders Meeting, if scheduled, or (b) the date of the first anniversary of the last Annual Stockholders Meeting, if the next Annual Shareholder Meeting has not been scheduled, divided by (x) the number of calendar days between the last and next scheduled Annual Stockholders Meeting, or (y) 365, if the next Annual Stockholders Meeting date does not exist.

3.The Award Value (as calculated directly above) will be converted into RSUs based on the prior 30 calendar days average closing stock price as of the New Director Grant Date (rounded down to the next whole share).

4.Subject to the Director’s continued service with the Company on the applicable vesting date, 100% of the RSUs shall vest on the earliest of (i) the first anniversary of the New Director Grant Date, or, if earlier, the date which is the business day immediately preceding the date of the next Annual Stockholders Meeting, (ii) the Director’s termination due to death or Disability (as defined in the Plan) or (iii) a Change in Control (as defined in the Plan).

5.If the Director is appointed 60 days or less prior to the Annual Stockholders Meeting, an annual equity grant will be made in accordance with Section III(B) below in lieu of any equity grant under this Section III(A).
B.Annual Director Equity Award

Unless otherwise provided by the Board, an annual RSU award (“Annual Award”) will be granted automatically under the Plan to each active Director on the first date of the Company’s next Window Period following the date of each Annual Stockholders Meeting (the “Grant Date”), with the following terms and conditions:

1.The Annual Award will have a target grant value equal to the Maximum Value and the Board Chair Maximum Value for the Board Chair.

2.The Annual Award will be converted into RSUs based on the prior 30 calendar days average closing stock price as of the Grant Date (rounded down to the next whole share).

3.Subject to the Director’s continued service with the Company on the applicable vesting date, 100% of the RSUs shall vest on the earliest of (i) the first anniversary of the Grant Date, or, if earlier, the date which is the business day immediately preceding the date of the next Annual Stockholders Meeting, (ii) the Director’s termination due to death or Disability or (iii) a Change in Control.

C. Changes in Maximum Value and Board Chair Maximum Value

Unless otherwise provided by the Board, if the Maximum Value and/or the Board Chair Maximum Value is subsequently increased by the Board at any time before or after an equity award is granted for the fiscal year under Sections III(A) an III(B), then the increase in the Maximum Value and Board Chair Maximum Value (as applicable) will be prorated and a supplemental award will be granted under the Plan to each Director on either (i) the date of such increase (the “Increase Date”), if such Increase Date occurs during a Window Period, or (ii) if such Increase Date does not occur during a Window Period, then on the first date of the Company’s next Window Period (whichever date applies, the “Supplemental Grant Date”), as follows:

1.The new target grant value (“Increased Value”) will be calculated by subtracting the new Maximum Value and Board Chair Maximum Value (as applicable) from the prior annual Director equity award value and multiplying the difference by the product of the number of calendar days remaining between the date of such approved change and (a) the next Annual Stockholders Meeting, if scheduled, or (b) the date of the first anniversary of the last Annual Stockholders Meeting, if the next Annual Stockholders Meeting is not scheduled, divided by (x) the number of calendar days between the last and next scheduled Annual Stockholders Meeting, or (y) 365, if either the last or the next Annual Stockholders Meeting date does not exist.

2.The Increased Value (as calculated directly above) will be converted into RSUs based on the prior 30 calendar days average closing stock price as of the Supplemental Grant Date (rounded down to the next whole share).

3.Subject to the Director’s continued service with the Company on the applicable vesting date, 100% of the RSUs shall vest on the earliest of (i) the first anniversary of the Supplemental Grant Date, or, if earlier, the date which is the business day immediately preceding the date of the next Annual Stockholders Meeting, (ii) the Director’s termination due to death or Disability or (iii) a Change in Control.

4.If the change to the Maximum Value and Board Chair Maximum Value (as applicable) is adopted 60 days or less prior to the Annual Stockholders Meeting, and an annual equity grant will be made at such meeting, no additional equity award grant will be made prior to such meeting to the Director.

D. Stock Ownership Guidelines

All equity awards will be made and remain subject to the requirements and limitations set forth in the Plan and the Company’s Stock Ownership Guidelines.

E. Expense Reimbursement

Directors shall be reimbursed for reasonable and documented out-of-pocket travel and lodging expenses incurred in connection with attending Board and committee meetings or such other Board service to the Company in accordance with Company’s travel policies in effect from time to time. Each Director shall provide the Company with such receipts and other records related to such reimbursable expenses as the Company may reasonably require.